FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642 Michael Guido, CFA 203-352-8779
Media: Christopher Bellitti 203-352-8759

WWE® Reports First Quarter 2017 Results

First Quarter 2017 Highlights

•	Revenue increased 10% to $188.4 from $171.1 million in the prior year quarter
•	Operating income was $4.0 million and Adjusted OIBDA[1] was $18.6 million
•	WWE Network averaged 1.49 million paid subscribers over the first quarter 2017, which represented a 16% increase from the first quarter 2016
•

WWE Network continued to super-serve its global fans with live, in-ring content by producing new episodes of its cruiserweight series, 205 Live, and holding a U.K. Championship Tournament, featuring local talent

•	Announced partnership with HBO Sports and the Bill Simmons Media Group to produce Andre the Giant, a documentary film examining the life of the WWE Legend
•	Completed multi-year agreement naming StubHub as the Company's exclusive ticket resale marketplace for fans in the United States and Canada

Selected WrestleMania Highlights

•	WrestleMania (April 2, 2017) broke the attendance record for the Orlando Citrus Bowl, attracting 75,245 fans
•	Over WrestleMania Week, WWE had an unprecedented five consecutive nights of sellouts at the Citrus Bowl and Amway Center
•	WrestleMania reached a record 1.95 million global households on WWE Network alone, making it the most-watched WrestleMania in history
•	During WrestleMania Week, WWE Network subscribers watched 22.5 million hours of content (or an average of approximately 13 hours per subscriber), representing a 4% year-over-year increase
•	WrestleMania was the most social event in WWE history with 5.19 million interactions on Facebook and Twitter during the broadcast alone and 2.8 million tweets about WrestleMania throughout the day
•	WrestleMania accounted for nearly 30% of all social TV interactions on April 2nd, surpassing the Country Music Awards (13%), The Walking Dead Season Finale (10%) and MLB Opening Day on ESPN (10%)
•	WrestleMania was made available live in China for the first time on PPTV Sports via pay-per-view with a choice of Mandarin or English commentary
•	Launched WWE e-commerce site in India (WWEShop.in) for the first time ever, beginning Monday, April 3, concurrent with the broadcast of WrestleMania in that country

STAMFORD, Conn., May 4,  2017 - WWE (NYSE:WWE) today announced financial results for its first quarter ended March 31, 2017.  For the quarter, the Company reported Net income of $0.9 million, or $0.01 per share, as compared to $13.9 million, or $0.18 per share, in the prior year quarter. Operating income was $4.0 million as compared to $22.0 million in the prior year quarter.  Excluding items affecting comparability, Adjusted OIBDA1 was $18.6 million as compared to $27.6 million in the prior year quarter.

“We are pleased with the continued growth of WWE Network, which is a critical building block of our content strategy,” said WWE Chairman & CEO Vince McMahon. “The recent production of WrestleMania set records for network viewership as well as digital and social engagement. As we leverage continuing innovation to extend our reach in India, China and around the world, we are confident that the enduring and increasing global power of our brands will provide a solid foundation for long-term growth.”

George Barrios, Chief Strategy & Financial Officer, added, “During the first quarter, increases in key operating metrics, including event attendance, network subscribers and global content consumption, supported strong 10% growth in revenue. As anticipated, our earnings reflected the timing of certain expenses, a significant portion of which are expected to reverse over the coming months. As we continue to focus on producing engaging content across all platforms, we remain on track to achieve our 2017 financial objectives with record revenue, record Adjusted OIBDA results, and record subscriber levels.”

Q2 2017 Business Outlook

Based on the performance of subscribers following WrestleMania, the Company is raising the low end of its projected range of subscribers for the second quarter.  For the second quarter 2017, the Company projects average paid subscribers of at least 1.63 million.  The Company also estimates second quarter 2017 Adjusted OIBDA of approximately $13 million to $17 million.2

WWE is unable to provide a reconciliation of second quarter guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required.

2017 Perspective

The range of financial performance projected for the second quarter would result in Adjusted OIBDA for the first half of 2017 that is essentially flat to the prior year period. The Company anticipates significant year-over-year growth in Adjusted OIBDA over the second half of 2017.

WWE management continues to expect the Company to achieve another year of record revenue and has targeted Adjusted OIBDA of $100 million, which would be an all-time record (up approximately 25% from 2016 Adjusted OIBDA of $80.1 million).2

Comparability of Results

Our reported Operating income reflects several non-recurring items that impact comparability on a year-over-year basis.  These included $5.6 million in expenses primarily related to certain legal matters and other contractual obligations and $2.1 million in film impairment charges.  These items have been excluded from the Company’s Adjusted 2017 results. For the first quarter 2016, there were no such items that impacted year-over-year comparability.

A reconciliation of Q1 2017 Adjusted OIBDA to Operating income (GAAP) can be found in the supplemental schedules on pages 14-15 of this release.

Performance of Segments

The schedules below reflect WWE’s performance by line of business (in millions):1

	Three Months Ended
	March 31,
Net Revenues:	2017	2016
Media Division
Network	$46.5	$40.3
Television	64.0	60.7
Home Entertainment	2.4	3.3
Digital Media	5.7	5.4
Live Events	32.1	25.3
Consumer Products Division
Licensing	20.1	21.0
Venue Merchandise	7.1	5.5
WWEShop	7.9	6.8
WWE Studios	1.3	2.0
Corporate & Other	1.3	0.8
Total Net Revenues	$188.4	$171.1

Operating Income:
Media Division
Network	$12.7	$15.8
Television	29.3	25.8
Home Entertainment	0.8	1.5
Digital Media	(0.5)	(0.2)
Live Events	8.1	6.1
Consumer Products Division
Licensing	13.4	14.3
Venue Merchandise	2.6	2.0
WWEShop	1.9	1.4
WWE Studios	(2.9)	(0.4)
Corporate & Other	(61.4)	(44.3)
Total Operating Income	$4.0	$22.0

Adjusted OIBDA:
Media Division
Network	$14.3	$15.8
Television	30.8	28.3
Home Entertainment	0.8	1.5
Digital Media	(0.5)	(0.1)
Live Events	8.1	6.1
Consumer Products Division
Licensing	13.4	14.3
Venue Merchandise	2.6	2.0
WWEShop	1.9	1.4
WWE Studios	(0.8)	(0.4)
Corporate & Other	(52.0)	(41.3)
Total Adjusted OIBDA	$18.6	$27.6

The following table reflects net revenues by region (in millions):

	Three Months Ended
	March 31,
	2017	2016
Net Revenues by Region:
North America	$146.2	$130.0
Europe/Middle East/Africa (EMEA)	26.6	27.6
Asia Pacific (APAC)	13.0	11.6
Latin America	2.6	1.9
Total Net Revenues	$188.4	$171.1

Three Months Ended March 31, 2017 - Results by Region & Business Segment

Revenues increased 10% to $188.4 million from the prior year quarter with growth driven by the Company’s Live Events, Network and Television segments.  North American revenues increased 12%  ($16.2 million) primarily due to the performance of Live Events, particularly the staging of 19 additional events during the current quarter, growth of WWE Network subscribers and increased sales of branded merchandise. Higher rights fees in key content distribution agreements were offset by the impact of airing fewer episodes of the licensed reality series, Total Divas.  Revenues from outside North America increased 3% ($1.1 million) primarily due to increased rights fees from television distribution agreements, particularly in the APAC region, and the growth of WWE Network subscribers. Revenues from the EMEA region declined on a year-over-year basis primarily due to lower sales of the Company’s franchise video game and the staging of fewer live events in the region.  Changes in foreign exchange rates did not materially impact revenue or profit in the quarter.

Three Months Ended March 31, 2017 – Segment Performance Commentary

The year-over-year changes in the Company’s financial performance were driven by its Network, Television, Live Events, Licensing, and Corporate & Other business segments.  A further discussion of key business segments is provided in the narrative below. Refer to our first quarter 2017 Form 10-Q for management’s discussion and analysis of financial condition and results of operations pertaining to all of our segments.

Media Division

Revenues from the Company's Media division increased 8%  to $118.6 million, primarily due to the growth of WWE Network and the contractual escalation of television rights fees, which were partially offset by the impact of airing fewer episodes of the licensed reality series, Total Divas (as described below).

•

Network revenues, which include revenue generated by WWE Network and pay-per-view, increased 15% to $46.5 million. WWE Network subscription revenue increased 14% to $43.7 million from $38.2 million in the prior year quarter based on a 16% year-over-year increase in average paid subscribers to 1.49 million.[3]

Network segment Operating income decreased to $12.7 million from $15.8 million in the prior year quarter reflecting a decline in segment OIBDA and an increase in depreciation and amortization.  Network segment OIBDA decreased to $14.3 million from $15.8 million as growth in WWE Network subscription revenue was offset by the timing of higher expenses within the quarter to produce the Company’s live, in-ring and reality content, namely The U.K. Championship Tournament and Holy Foley!, respectively.

The Company continued to increase the global subscriber base of WWE Network, which had 1.57 million total paid subscribers (1.16 million U.S. paid subscribers and 0.41 million international paid subscribers) at the end of the first quarter, which represented a 16% increase from March 31, 2016.

The following table provides WWE Network subscriber performance3, 4

	As of / Three Month Ended		As of
	March 31,	March 31,	Dec. 31,
	2017	2016	2016
Ending Total Subscribers	1,697	1,469	1,473
Ending Paid Subscribers
U.S.	1,165	1,027	1,033
International	409	330	370
Total paid subscribers	1,574	1,357	1,403

Average Paid Subscribers
Quarter	1,490	1,289	1,407
Year-to-date	1,490	1,289	1,418

WWE Network content, including pay-per-views, original series, NXT Takeover, and specials continued to drive viewer engagement. During the quarter, the Company introduced compelling new content for WWE Network, including live in-ring programs, such as the aforementioned UK Championship Tournament and NXT Takeover: San Antonio as well as new episodes of the weekly series 205 Live and WWE 24.  The Company added more than 75 hours of original content to WWE Network’s featured programming and more than 500 hours of archival content, which resulted in an on-demand library of over 7,500 hours at quarter-end.

•

Television revenues increased 5% to $64.0 million from $60.7 million in the prior year quarter primarily due to contractual increases in key distribution agreements.  Growth was partially offset by the impact of WWE’s reality series, Total Divas, which aired four episodes in the current year quarter as compared to 11 episodes in the prior year quarter.

Live Events

Live Event revenues increased 27% to $32.1 million primarily due to the staging of 17 additional events and a 10% increase in the average effective ticket price for the Company’s events.

•

There were 95 total events (excluding NXT) in the current quarter, consisting of 91 events in North America and 4 events in international markets, as compared to 78 events in the prior year quarter, consisting of 72 events in North America and 6 in international markets.

•

North American live event revenues increased 34%  to $30.6 million from $22.8 million primarily due to the staging of 19 additional events and a 7%  increase in the average ticket price to  $51.15. Average attendance was essentially unchanged from the prior year quarter.

•

International live event revenue was  $1.5 million as compared to $2.5 million in the prior year quarter. The staging of two fewer events during the quarter and a 48%  reduction in average attendance to 4,000 was somewhat offset by a 92%  increase in the average effective ticket price to $86.53.  The year-over-year changes in average attendance and ticket prices were due, in part, to changes in the mix of territories and venues.

Consumer Products Division

Revenues from our Consumer Products division increased 5% to $35.1 million primarily due to higher sales of merchandise at the Company’s live events and on its e-commerce sites.  Licensing revenues declined slightly from the prior year quarter with lower sales of the Company’s franchise video game in international markets.

•	Venue Merchandise revenues increased 29% to $7.1 million from $5.5 million in the prior year quarter primarily due to an increase in total attendance at the Company’s North American events.
•

WWE Shop revenues increased 16% to $7.9 million based on an 11% increase in the number of orders to approximately 173,000 and a 4% increase in revenue per order, reflecting effective promotion and enhanced product assortment.

Corporate and Other

Corporate and Other expenses increased to $58.9 million from $42.1 million in the prior year quarter. As defined, these expenses include corporate G&A expenses as well as Business Support costs, such as sales, marketing, and talent development costs, which are not allocated to specific segments. For the first quarter 2017, Corporate and Other included non-recurring expenses of $5.6 million primarily related to certain legal matters and other contractual obligations.  Excluding these costs, Corporate and Other expenses increased $11.2 million primarily due to increases in stock compensation ($2.2 million) that derived from a rise in the Company’s stock price and increases in other expenses ($9.0 million) that reflected the timing of key strategic initiatives. For the remainder of the year, the Company expects lower Corporate and Other expenses than in the comparable 2016 period, excluding the potential impact of increased incentive compensation due to company over-performance or stock price appreciation.

Operating Income

Operating income decreased to $4.0 million from $22.0 million in the prior year quarter, reflecting a $9.0 million decrease in Adjusted OIBDA (as described below),  $7.7 million related to items that impacted the comparability of results on a year-over-year basis (as described on page 2 of this release), and a $1.3 million increase in depreciation and amortization.  The Company’s Operating income margin was 2%  as compared to 13% in the prior year quarter.

Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA)5

Adjusted OIBDA was  $18.6 million as compared to $27.6 million in the prior year quarter. The $9.0 million decline was primarily due to the increase in Corporate & Other expense, which derived predominately from timing (as described above). Increased profits from the performance of Live Events and the monetization of video content partially offset the decline.  Live Event profits rose $2.0 million with an increase in the number of events and corresponding strong growth in ticket revenue. Television and Network profits, on a combined basis, increased $1.0 million as the contractual escalation of key distribution agreements and growth in WWE Network subscriptions were partially offset by the timing of higher programming costs associated with the production of reality and live, in-ring content during the quarter. The Company’s Adjusted OIBDA margin decreased to 10% from 16% in the prior year quarter.

Cash Flows & Liquidity

Cash flows generated by operating activities were $3.0 million in the current year quarter as compared to $1.5 million in the prior year quarter as favorable changes in working capital more than offset the impact of lower operating performance.

Free Cash Flow increased $3.9 million from the prior year quarter reflecting the change in operating cash and a $2.4 million decrease in capital expenditures.6

As of March 31, 2017, the Company held $270.7 million in cash and cash equivalents and short-term investments that reflected proceeds of the Company’s convertible note financing, and estimates debt capacity under its revolving line of credit of approximately $100 million.

Notes

(1) The definition of OIBDA, Adjusted OIBDA and a reconciliation of Q1 2017 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on pages 14-15.

(2) The Company’s business model and expected results will continue to be subject to significant execution risks, including those risks outlined in the Company’s Form 10-K filing with the SEC.

(3) Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses.

(4)  Metrics reflect subscribers who are direct customers of WWE Network and subscribers reported under licensed partner agreements, which have different economic terms for the network.

 (5) See Schedule of Adjustments in Supplemental Information on pages 13-14.

(6) A reconciliation of Q1 2017 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 16.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 11:00 a.m. ET on May 4th to discuss the Company's earnings results for the first quarter of 2017.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-913-489-5104 from outside the U.S. (conference ID for both lines: 1817379).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on May 4, 2017 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 20 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is now available in almost all international markets other than the People’s Republic of China and embargoed countries.  The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: WWE Network (including the risk that we are unable to attract, retain and renew subscribers); major distribution agreements; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims relating to CTE; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the relatively small public “float” of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net revenues	$188.4	$171.1
Cost of revenues	109.1	93.3
Selling, general and administrative expenses	68.4	50.2
Depreciation and amortization	6.9	5.6
Operating income	4.0	22.0
Interest expense	(3.5)	(0.6)
Investment income, net	0.8	0.6
Other income (expense), net	0.1	(0.6)
Income before income taxes	1.4	21.4
Provision for income taxes	0.5	7.5
Net income	$0.9	$13.9

Earnings per share:
Basic and diluted	$0.01	$0.18

Weighted average common shares outstanding:
Basic	76.4	75.9
Diluted	78.2	77.1
Dividends declared per common share (Class A and B)	$0.12	$0.12

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	March 31,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$165.6	$212.0
Short-term investments, net	105.1	55.1
Accounts receivable, net	53.3	53.2
Inventory	7.5	6.5
Prepaid expenses and other current assets	31.2	22.5
Total current assets	362.7	349.3
PROPERTY AND EQUIPMENT, NET	129.9	132.6
FEATURE FILM PRODUCTION ASSETS, NET	27.9	27.1
TELEVISION PRODUCTION ASSETS, NET	10.1	12.5
INVESTMENT SECURITIES	25.1	25.0
NON-CURRENT DEFERRED INCOME TAX ASSETS	32.5	32.6
OTHER ASSETS, NET	19.8	21.8
TOTAL ASSETS	$608.0	$600.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$7.5	$6.1
Accounts payable and accrued expenses	55.6	70.4
Deferred income	69.0	56.6
Total current liabilities	132.1	133.1
LONG-TERM DEBT	34.4	35.6
CONVERTIBLE DEBT	174.2	161.0
NON-CURRENT INCOME TAX LIABILITIES	0.6	0.7
NON-CURRENT DEFERRED INCOME	26.5	30.7
Total liabilities	367.8	361.1
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.4	0.4
Class B convertible common stock	0.4	0.4
Additional paid-in capital	412.1	403.4
Accumulated other comprehensive income	2.9	2.9
Accumulated deficit	(175.6)	(167.3)
Total stockholders’ equity	240.2	239.8
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$608.0	$600.9

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
OPERATING ACTIVITIES:
Net income	$0.9	$13.9
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of feature film production assets	2.7	1.1
Amortization of television production assets	5.6	8.1
Depreciation and amortization	8.5	6.7
Services provided in exchange for equity instruments	(0.7)	(0.8)
Equity in earnings of affiliate, net of dividends received	(0.1)	(0.1)
Other amortization	1.5	0.6
Stock-based compensation	6.6	3.2
Provision for (recovery from) doubtful accounts	0.2	(0.1)
Provision for deferred income taxes	0.1	1.9
Other non-cash adjustments	0.1	0.1
Cash (used in)/provided by changes in operating assets and liabilities:
Accounts receivable	(0.4)	8.5
Inventory	(0.9)	(1.6)
Prepaid expenses and other assets	(8.9)	(8.5)
Feature film production assets	(3.5)	(3.0)
Television production assets	(3.2)	(7.0)
Accounts payable, accrued expenses and other liabilities	(14.3)	(17.3)
Deferred income	8.8	(4.2)
Net cash provided by operating activities	3.0	1.5
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(4.3)	(6.7)
Purchases of short-term investments	(61.3)	—
Proceeds from sales and maturities of investments	11.0	—
Net cash used in investing activities	(54.6)	(6.7)
FINANCING ACTIVITIES:
Repayment of long-term debt	(1.1)	(1.1)
Dividends paid	(9.2)	(9.1)
Proceeds from borrowings under the credit facilities	1.4	—
Proceeds from borrowings on convertible notes, net of issuance costs	14.5	—
Proceeds from issuance of warrants	1.5	—
Purchase of convertible note hedge	(2.6)	—
Proceeds from issuance of stock	0.7	0.6
Net cash provided by (used in) financing activities	5.2	(9.6)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(46.4)	(14.8)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	212.0	38.0
CASH AND CASH EQUIVALENTS, END OF PERIOD	$165.6	$23.2
NON-CASH INVESTING TRANSACTIONS:
Non-cash purchase of property and equipment	$2.4	$1.0

World Wrestling Entertainment, Inc.

Supplemental Information – Schedule of Adjustments

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2017				2016
	As Reported	Film Impairments	Other	Adjusted	As Reported
Operating income	$4.0	$2.1	$5.6	$11.7	$22.0
Interest expense	(3.5)	—	—	(3.5)	(0.6)
Investment and other income (expense), net	0.9	—	—	0.9	—
Income before taxes	1.4	2.1	5.6	9.1	21.4
Provision for income taxes	0.5	0.7	2.0	3.2	7.5
Net income	$0.9	$1.4	$3.6	$5.9	$13.9
Earnings per share - diluted	$0.01	$0.02	$0.05	$0.08	$0.18
Reconciliation of Operating income to OIBDA
Operating income	$4.0	$2.1	$5.6	$11.7	$22.0
Depreciation & amortization	6.9	—	—	6.9	5.6
OIBDA	$10.9	$2.1	$5.6	$18.6	$27.6

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA,  Adjusted Operating income,  Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

Our management uses OIBDA and Adjusted OIBDA measures to evaluate operating performance of the consolidated business and to set goals for operating managers. As such, we believe these measures provide relevant and useful information to our current and potential investors.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31, 2017
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$12.7	$1.6	$14.3	$—	$14.3
Television	29.3	1.5	30.8	—	30.8
Home Entertainment	0.8	—	0.8	—	0.8
Digital Media	(0.5)	—	(0.5)	—	(0.5)
Live Events	8.1	—	8.1	—	8.1
Consumer Products Division
Licensing	13.4	—	13.4	—	13.4
Venue Merchandise	2.6	—	2.6	—	2.6
WWEShop	1.9	—	1.9	—	1.9
WWE Studios(1)	(2.9)	—	(2.9)	2.1	(0.8)
Corporate & Other(2)	(61.4)	3.8	(57.6)	5.6	(52.0)
Total Operating Income	$4.0	$6.9	$10.9	$7.7	$18.6

	Three Months Ended March 31, 2016
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$15.8	$—	$15.8	$—	$15.8
Television	25.8	2.5	28.3	—	28.3
Home Entertainment	1.5	—	1.5	—	1.5
Digital Media	(0.2)	0.1	(0.1)	—	(0.1)
Live Events	6.1	—	6.1	—	6.1
Consumer Products Division
Licensing	14.3	—	14.3	—	14.3
Venue Merchandise	2.0	—	2.0	—	2.0
WWEShop	1.4	—	1.4	—	1.4
WWE Studios	(0.4)	—	(0.4)	—	(0.4)
Corporate & Other	(44.3)	3.0	(41.3)	—	(41.3)
Total Operating Income	$22.0	$5.6	$27.6	$—	$27.6

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA,  Adjusted Operating income,  Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

Our management uses OIBDA and Adjusted OIBDA measures to evaluate operating performance of the consolidated business and to set goals for operating managers. As such, we believe these measures provide relevant and useful information to our current and potential investors.

(1) Adjustment to OIBDA of $2.1 million reflects impairment charges primarily due to revised ultimate profit expectations for several movies.

(2) Adjustment to OIBDA of $5.6 million of non-recurring expenses primarily related to certain legal matters and other contractual obligations.

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q1 2017	Q2 2017	FY 2017
Adjusted OIBDA (1)	$18.6	$13 - $17	$100
Depreciation & amortization	(6.9)	—	—
Film Impairments (2)	(2.1)	—	—
Asset Impairments (2)	—	—	—
Gain (losses) on operating assets (2)	—	—	—
Restructuring charges (2)	—	—	—
Other operating income items (2)	(5.6)	—	—
Operating income (U.S. GAAP Basis)	$4.0	Not estimable	Not estimable

(1)

WWE defines OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges.  The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

The Company believes the presentation of OIBDA and Adjusted OIBDA is relevant and useful for investors because it allows investors to view our operating performance in the same primary method used by management to evaluate operating performance.  Additionally, we believe they provide a meaningful representation of operating cash flows.

(2)

Because of the nature of the footnoted items, WWE is unable to estimate the amounts of any adjustments for these items for periods after March 31, 2017 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net cash provided by operating activities	$3.0	$1.5
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(4.3)	(6.7)
Free Cash Flow	$(1.3)	$(5.2)

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business, debt service, and payment of dividends.